UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 3, 2013
Date of Report (Date of earliest event reported)
NU SKIN ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)
Delaware	001-12421	87-0565309
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
75 West Center Street Provo, UT 84601
(Address of principal executive offices and zip code)
(801) 345-1000
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 3, 2013, at the Nu Skin Enterprises, Inc. (the "Company") 2013 Annual Meeting of Shareholders (the "Annual Meeting"), the Company's shareholders adopted and approved the Amended and Restated Nu Skin Enterprises, Inc. 2010 Omnibus Incentive Plan (the "Amended and Restated 2010 Plan"), which previously had been approved by the Company's Board of Directors and Compensation Committee, subject to shareholder approval.
The Amended and Restated 2010 Plan amends the Nu Skin Enterprises, Inc. 2010 Omnibus Incentive Plan primarily as follows:

1. Share Reserve. As of December 31, 2012, 743,088 shares of our common stock had been issued under the 2010 Omnibus Incentive Plan, 4,466,678 shares were reserved for issuance for outstanding awards and 462,150 shares had reverted to the share reserve due to terminations and expirations. Accordingly, only 2,252,384 shares were available for future grants of awards as of such date. The share authorization net increase of 3,247,616 shares (resulting in a total available reserve of 5,500,000 shares for new awards as of the effective date, less grants made since December 31, 2012), will help us to have a sufficient reserve of common stock available under the Amended and Restated 2010 Plan to allow us to continue to provide equity incentives to our executive officers and employees at a competitive level.

2. Share Counting. The share counting methodology that we will use under the Amended and Restated 2010 Plan is different from that previously used. In particular, under the prior version of the 2010 Omnibus Incentive Plan each share of our common stock granted subject to an award other than a stock option or stock appreciation right counted against the aggregate 2010 Omnibus Incentive Plan limit as 2.4 shares, even though only one share was actually granted. Under the Amended and Restated 2010 Plan, each share of our common stock that is subject to an award other than a stock option or stock appreciation right granted after December 31, 2012 will count against the aggregate Amended and Restated 2010 Plan limit as 2.6 shares. In addition, adjustments to the share reserve for tax related share withholdings are modified by the Amended and Restated 2010 Plan.

3. Change in Control Definition. The Amended and Restated 2010 Plan contains a provision that generally prohibits award agreements from providing that a change in control will occur until consummation or effectiveness of a change in control and may not provide that a change in control will occur upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control. In addition, the change in control definition was amended by replacing the reference to 100% in Section 11.3(c) of the Amended and Restated 2010 Plan with the phrase "at least 90%."

4. Increase in Cash Performance Awards. The maximum dollar value that may be earned by any participant for each 12 months in a performance period with respect to performance awards that are intended to comply with the performance-based exception under Internal Revenue Code Section 162(m) and are denominated in cash will be increased from $3,000,000 to $4,000,000.

5. Automatic Exercise of Stock Options and SARS. The terms of stock options and stock appreciation rights was amended to provide that any outstanding in-the-money stock options or stock appreciation rights will be automatically exercised on the last day of the term of such awards, unless otherwise set forth in an award agreement.

6. Termination Date. The termination date was extended to the tenth anniversary of the effective date of the Amended and Restated 2010 Plan, which will be June 3, 2023.

The above description of the Amended and Restated 2010 Plan is qualified in its entirety by reference to the full text of the Amended and Restated 2010 Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein. A more detailed summary of the Amended and Restated 2010 Plan can be found in the Company's proxy statement for the Annual Meeting filed with the Securities and Exchange Commission on April 30, 2013.

Item 5.07                 Submission of Matters to a Vote of Security Holders.

The following proposals were approved by the Company's stockholders at the Annual Meeting:

•	The election of a Board of Directors consisting of eight directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

•	The advisory approval of the Company's executive compensation;

•	The approval of the Amended and Restated 2010 Omnibus Incentive Plan; and

•	The ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013.

The voting results were as follows:
	For	Withhold	Against	Abstain	Broker Non-Votes
Election of Directors
Nevin N. Andersen	37,914,979	6,492,982	-	-	5,091,169
Daniel W. Campbell	39,589,431	4,818,530	-	-	5,091,169
M. Truman Hunt	44,175,947	232,014	-	-	5,091,169
Andrew D. Lipman	43,655,914	752,047	-	-	5,091,169
Steven J. Lund	43,800,862	607,099	-	-	5,091,169
Patricia A. Negrón	39,688,652	4,719,309	-	-	5,091,169
Neil Offen	43,733,832	674,129	-	-	5,091,169
Thomas R. Pisano	39,904,385	4,503,576			5,091,169

Advisory Vote as to the Company's Executive Compensation	43,354,226	-	892,316	161,412	5,091,176

Approval of Amended and Restated 2010 Omnibus Incentive Plan	37,912,258	-	6,346,910	148,784	5,091,178

Ratification of PricewaterhouseCoopers LLP	38,648,534	-	10,643,352	207,243	-

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NU SKIN ENTERPRISES, INC.
 (Registrant)

/s/ Ritch N. Wood
Ritch N. Wood
 Chief Financial Officer

Date:  June 7, 2013